Exhibit 99.1

FOR IMMEDIATE RELEASE

April 1, 2013

Contacts:                                          Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Clint E. Stein, Executive Vice President and

Chief Financial Officer

(253) 593-8304

COLUMBIA BANKING SYSTEM ANNOUNCES CLOSING OF ACQUISITION OF WEST

COAST BANCORP, FINAL MERGER CONSIDERATION ELECTION RESULTS AND

APPOINTMENT OF DIRECTOR

Tacoma, Washington, April 1, 2013. Columbia Banking System, Inc. (NASDAQ: COLB, “Columbia”) today announced the completion of its acquisition of West Coast Bancorp (“West Coast”), the parent company of West Coast Bank. With the completion of the merger, Columbia’s total assets exceed $7.0 billion, with 157 branches in 38 counties in Washington and Oregon. Effective at the time of the merger, Columbia also appointed David A. Dietzler, a former director of West Coast, to serve on Columbia’s Board and the Board of its wholly owned subsidiary, Columbia State Bank.

Melanie J. Dressel, President and Chief Executive Officer of Columbia said, “We are delighted to welcome the customers, employees, and shareholders of West Coast to Columbia. The merging of Columbia and West Coast moves us significantly toward our stated objective of being the leading Pacific Northwest regional community bank. The complementary aspects of the companies’ businesses, including customer focus, geographic coverage, business orientation and compatibility of management and operating styles, makes the merger a natural fit.”

Columbia also announced the final results of the elections made by the former shareholders of West Coast regarding the form of consideration to be received in connection with the merger.

Pursuant to the terms of the merger agreement, dated September 25, 2012, former West Coast shareholders were entitled to receive merger consideration consisting of shares of Columbia common stock (“Columbia Shares”) only, cash only, or a unit consisting of a mix of Columbia Shares and cash, in each case with a value equal to approximately $24.11, depending on, and after giving effect to, the proration and allocation procedures set forth in the merger agreement.

The final results of the elections made by former West Coast shareholders are as follows:

•

Holders of 13,215,490 West Coast shares of common stock, (on an as-converted basis) (“West Coast Shares”) or approximately 57.5% of the outstanding West Coast Shares, made valid elections to receive Columbia Shares only.

•	Holders of 4,562,805 West Coast Shares, or approximately 19.9% of the outstanding West Coast Shares, made valid elections to receive cash only.

•	Holders of 1,970,264 West Coast Shares, or approximately 8.6% of the outstanding West Coast Shares, made valid elections to receive a unit consisting of Columbia Shares and cash.

•

Holders of 3,237,867 West Coast Shares, or approximately 14.1% of the outstanding West Coast Shares, did not make an election or were deemed not to have made a valid election, and will receive merger consideration pursuant to the proration and allocation formulas set forth in the merger agreement.

The cash component of the aggregate merger consideration is fixed at $264,609,560, which amount was undersubscribed, and the share component of issuable consideration (inclusive of equivalent Columbia Shares issuable upon conversion of West Coast preferred stock or exercise of West Coast warrants or options) is fixed at 12,809,525 Columbia Shares. Each West Coast Share for which a valid election was made to receive cash, or for which a valid election was not made, will receive approximately $24.11 in cash. Pursuant to the proration formula set forth in the merger agreement, former West Coast shareholders will receive approximately $4.67 in cash and 0.9397 Columbia Shares for each West Coast Share for which a valid election was made to receive stock consideration. Each West Coast Share for which a valid mixed election was made will receive approximately $12.05 in cash and 0.5831 Columbia Shares. No fractional shares of Columbia common stock will be issued; in lieu of fractional shares, former West Coast shareholders will receive cash.

Keefe, Bruyette & Woods, Inc. acted as financial advisor and Graham & Dunn PC acted as legal counsel to Columbia. Sandler O’Neill + Partners, L.P. acted as financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal counsel to West Coast.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the sixth consecutive year, the bank was named in 2012 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.”

Following the merger, Columbia Banking System now has 157 banking offices, including 86 branches in Washington State and 71 branches in Oregon. Columbia State Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Columbia’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and Columbia does not assume any duty to update forward looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Columbia, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which the combined company operates; (ii) the ability to promptly and effectively integrate the businesses following the merger; (iii) the reaction to the transaction of the companies’ customers, employees and counterparties; and (iv) diversion of management time on post-merger-related issues. For more information, see the risk factors described in each of Columbia’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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